UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 24, 2007

TIX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24592 (Commission File Number)	95-4417467 (I.R.S. Employer Identification No.)

12001 Ventura Place, Suite 340
Studio City, California 91604
(Address of Principal Executive Offices)

(818) 761-1002
(Registrant’s Telephone Number)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 3.02	Unregistered Sales of Equity Securities

On September 24, 2007, Tix Corporation (“TIX”) completed the second and final closing under the financing previously announced on July 31, 2007. At the closing, TIX sold to institutional and accredited investors 1,100,000 shares of its common stock for a price of $4.75 per share, or an aggregate of approximately $5.2 million. In total in the financing, TIX sold approximately 3,745,000 shares of its common stock and raised approximately $17.8 million.

TIX also issued to the investors at the closing on September 24 two-year warrants to purchase 550,000 shares of common stock at an exercise price of $5.50 per share. This brings to 1,870,000 the total number of such warrants issued in the financing.

TIX intends to use the incremental net proceeds from the financing to augment TIX’s working capital and for general corporate purposes. TIX may determine to use a portion of the net proceeds for the acquisition of complementary businesses, technologies or products, although it has no present commitments or agreements with respect to any such acquisitions.

TIX paid total cash fees of $75,000 and issued a total of 147,000 shares of TIX common stock to placement agents in connection with the financing.

The offer and sale of the shares sold on September 24 were not registered under the Securities Act of 1933 in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The shares sold by TIX may not be reoffered or sold in the United States by the holders in the absence of an effective registration statement, or exemption from the registration requirements, under the Securities Act.

On September 28, 2007, TIX issued a press release announcing the September 24 closing under the financing. A copy of the press release is filed as Exhibit 99.1 to this report and incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(c)	Exhibits.

There are filed as part of this report the exhibit listed on the accompanying Index to Exhibits, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TIX CORPORATION

Dated: September 27, 2007	By:	By: /s/ MATTHEW NATALIZIO
Matthew Natalizio Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
99.1	Press Release issued by Tix Corporation on September 27, 2007.